Exhibit 23.2


                         Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 33-31977; 33-31979; 33-51951; 33-51953; 33-53705, 333-37054, 333-60954
and 33-67800) of our report dated February 15, 2002, with respect to the balance sheet of Parras Cone de Mexico, S.A. de C.V. as of December 31, 2001, and the related statements of income, stockholders' equity and cash flow for the year then ended, which report appears in the December 31, 2001, annual report on Form 10-K/A of Cone Mills Corporation.



KPMG Cardenas Dosal, S.C.



/s/ Jose Luis Hernandez Garcia
    Jose Luis Hernandez Garcia



Monterrey, Nuevo Leon, Mexico
June 13, 2002